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CONTACT: Bruce Zurlnick                     Suzanne Rosenberg/Melissa Myron
         Senior Vice President and          Media Contact: Stephanie Sampiere
         Chief Financial Officer            FD Morgen-Walke
         Finlay Enterprises, Inc.           (212) 850-5600
         (212) 808-2800


FOR IMMEDIATE RELEASE

          FINLAY ENTERPRISES ANNOUNCES RESIGNATION OF TWO BOARD MEMBERS

NEW YORK, NY, MARCH 28, 2003 -- FINLAY ENTERPRISES, INC. (NASDAQ: FNLY), a leading retailer of fine jewelry and the largest operator of leased fine jewelry departments in department stores throughout the United States, announced today that, after 10 years of service, Thomas H. Lee and Warren ("Renny") C. Smith, Jr. resigned from the Company's Board of Directors on March 26, 2003. The Company's Board of Directors is now comprised of nine members.

Arthur E. Reiner, Chairman and Chief Executive Officer of Finlay Enterprises, Inc., stated, "Throughout their many years on Finlay's Board, Tom and Renny's insight and experience have been extremely valuable to our company. We thank them for their service and wish them the best in their future endeavors."

On March 27, 2003, Mr. Lee and Mr. Smith, along with Thomas H. Lee Equity Partners, L. P. and other affiliates, sold all of their equity holdings in Finlay to a private investor. The stock sold represents the balance of shares that were held by the sellers for approximately 10 years.

Finlay Enterprises, Inc., through its wholly-owned subsidiary, Finlay Fine Jewelry Corporation, is one of the leading retailers of fine jewelry and the largest operator of leased fine jewelry departments in department stores throughout the United States with sales of $930.7 million in fiscal 2002. The number of locations at the end of fiscal 2002 totaled 1,011 compared with 1,006 at the end of fiscal 2001.

This release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on Finlay's current expectations and beliefs, are not a guarantee of future performance and involve known and unknown risks, uncertainties and other factors. Actual results, performances or achievements may differ materially from those contained in, or implied by, these forward-looking statements, depending upon a variety of factors including, in particular, the risks and uncertainties described in Finlay's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to release publicly any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by Finlay or any other person that the events or circumstances described in such statement are material.

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